UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ----------------------

                                 SCHEDULE 13D/A
                   Under the Securities Exchange Act of 1934

                                Amendment No. 6

                                 Banco de Chile
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common stock without nominal (par) value
  (Formerly the F Shares, mandatorily convertible into shares of Common Stock without nominal (par) value)
--------------------------------------------------------------------------------
                          Title of Class of Securities

                                   059504100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          Luis Fernando Antunez Bories
                            Chief Financial Officer
                                 Quinenco S.A.
                       Enrique Foster Sur 20, 14th Floor
                          Las Condes, Santiago, Chile
                                (56-2) 750-7221
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 June 28, 2012
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LQ INVERSIONES FINANCIERAS S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      QUINENCO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LUKSBURG FOUNDATION
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,245,258,784
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,245,258,784
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,245,258,784 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      LANZVILLE INVESTMENTS ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DOLBERG FINANCE CORPORATION ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,245,258,784
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,245,258,784
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,245,258,784 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      GEOTECH ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      JERSEY, CHANNEL ISLANDS
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,245,258,784
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,245,258,784
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,245,258,784 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG INVERSIONES LTD.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      JERSEY, CHANNEL ISLANDS
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,245,258,784
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,245,258,784
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,245,258,784 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDSBERG INVERSIONES LTDA.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      16,458,860
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           16,458,860
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,245,258,784 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      RUANA COPPER CORPORATION ESTABLISHMENT
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      LIECHTENSTEIN
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      COMPANIA DE INVERSIONES ADRIATICO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      GUILLERMO LUKSIC CRAIG
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      10,352,321
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           10,352,321
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,239,152,245 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      NICOLAS LUKSIC PUGA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INMOBILIARIA E INVERSIONES RIO CLARO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDRONICO LUKSIC CRAIG
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      20,680,080
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           20,680,080
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,249,480,004 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      PATRICIA LEDERER TCHERNIAK
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      2,040,723
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           2,040,723
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,840,647 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES CONSOLIDADAS S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      5,842,716
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           5,842,716
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,234,642,640 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES SALTA S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       HC
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANDRONICO LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,635,976
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,635,976
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,435,990 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DAVOR LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,653,876
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,653,876
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,453,800 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      MAX LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,635,976
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,635,976
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,435,900 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      DAX LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,609,754
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,609,754
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,409,678 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      FERNANDA LUKSIC LEDERER
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                      1,609,754
                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH           1,609,754
                ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,230,409,678 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      ANTONIA LUKSIC PUGA
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES RIO CLARO LTDA.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      INVERSIONES ORENGO S.A.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 059504100
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      RUANA COPPER AG AGENCIA CHILE
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS

      OO
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)
                                                                             [ ]
--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      CHILE
--------------------------------------------------------------------------------
                7     SOLE VOTING POWER

                ----------------------------------------------------------------
 NUMBER OF      8     SHARED VOTING POWER
  SHARES
BENEFICIALLY          52,228,799,924
  OWNED BY      ----------------------------------------------------------------
   EACH         9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH     ----------------------------------------------------------------
                10    SHARED DISPOSITIVE POWER

                      52,228,799,924
--------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       52,228,799,924 (INDIVIDUALLY)
       52,292,319,960 (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       59.3% (INDIVIDUALLY)
       59.4% (TOTAL GROUP SHARES)
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

     LQ Inversiones Financieras S.A. ("LQIF"), Quinenco S.A. ("Quinenco"), Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer, Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile (the "Reporting Persons" or the "Group") hereby file this Amendment No. 6 (this "Amendment No. 6") to amend and supplement the Schedule 13D for the Group, dated January 11, 2002, as further amended and supplemented on January 17, 2003, April 19, 2005, March 21, 2006, December 1, 2008 and August 6, 2010 (the "Schedule 13D"), filed in respect to the common stock without nominal (par) value (the "Common Shares") of Banco de Chile, an open stock banking corporation (sociedad an nima bancaria abierta) organized under the laws of the Republic of Chile.

     This Amendment No. 6 is being filed on behalf of the Reporting Persons for the purpose of reporting certain changes to the number of shares of Banco de Chile beneficially owned by the Reporting Persons. Except as otherwise set forth herein, this Amendment No. 6 does not modify any of the information previously reported by the Reporting Persons in the Schedule 13D. All capitalized terms used, but not defined, in this Amendment No. 6 are defined in the Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

     Item 3 of the Schedule 13D is hereby supplemented as follows:

     As described in Item 4 below, the 2011 Stock Dividend and 2012 Stock Dividend increased the number of Banco de Chile Common Shares beneficially owned by the Reporting Persons. No funds were used to acquire the Banco de Chile Common Shares distributed pursuant to the 2011 Stock Dividend or the 2012 Stock Dividend.

     As described in Item 4 below, no funds of the Reporting Persons were used in connection with the Preemptive Rights Offering.

Item 4.  Purpose of Transaction.
         ----------------------

     Item 4 of the Schedule 13D is hereby supplemented as follows:

     On March 17, 2011, shareholders of Banco de Chile agreed to capitalize thirty percent (30%) of Banco de Chile's distributable net income for the fiscal year ended December 31, 2010. In connection with such capitalization, the shareholders approved a stock dividend, to be effected by the issuance and distribution to shareholders of fully paid-in Banco de Chile Common Shares, without nominal (par) value, at a rate of 0.018838 fully paid-in Banco de Chile Common Shares for each share already held (the "2011 Stock Dividend"). The 2011 Stock Dividend was distributed to shareholders of Banco de Chile on April 4, 2011 (except that (x) the Chilean Central Bank elected, as it is permitted to do under the terms by which SAOS was formed, to require Banco de Chile to pay the pro rata portion of such stock dividend due to

SAOS in cash, instead of in newly issued shares, and (y) the dividends allocated to SM-Chile were distributed directly to certain of the shareholders of SM-Chile, as required under SM-Chile's organizational documents, including LQIF and its affiliate, ILSL). The 2011 Stock Dividend increased the number of Banco de Chile Common Shares the Reporting Persons beneficially owned in the aggregate, as members of a group, from 50,942,487,545 as last reported in the
Schedule 13D to 51,577,634,551 as of April 4, 2011.

     In addition, on January 20, 2011, shareholders of Banco de Chile approved the issuance and sale of 3,385,049,365 new shares through a preemptive rights offering in order to raise capital for Banco de Chile (the "2011 Preemptive Rights Offering"). Pursuant to the terms of the 2011 Preemptive Rights Offering, and in accordance with Chilean law, shareholders of Banco de Chile were entitled to subscribe to a specified number of newly issued shares sold at a fixed price per share. Additional newly issued shares were sold by public auction. The 2011 Preemptive Rights Offering commenced on March 31, 2011 and concluded on July 19, 2011. Banco de Chile successfully sold all newly issued and available shares pursuant to the Preemptive Rights Offering. However, LQIF neither subscribed to its permitted allotment of fixed-price shares nor participated in the subsequent public auction. Accordingly, the number of shares the Reporting Persons beneficially owned in the aggregate, as members of a group, did not change as a result of the 2011 Preemptive Rights Offering. However, the 2011 Preemptive Rights Offering increased the number of outstanding shares of Banco de Chile to 86,942,514,973 as of July 19, 2011.

     As a result of the 2011 Stock Dividend and the 2011 Preemptive Rights Offering, the percentage of total shares beneficially owned by the Reporting Persons in the aggregate, as members of a group, decreased slightly from 61.71% as last reported in the Schedule 13D to 59.32% as of July 19, 2011.

     On March 22, 2012, shareholders of Banco de Chile agreed to capitalize thirty percent (30%) of Banco de Chile's distributable net income for the fiscal year ended December 31, 2011. In connection with such capitalization, the shareholders of Banco de Chile approved a stock dividend, to be effected by the issuance and distribution to shareholders of fully paid-in Banco de Chile Common Shares, without nominal (par) value, at a rate of 0.018956 fully paid-in Banco de Chile Common Shares for each share already held (the "2012 Stock Dividend"). This 2012 Stock Dividend was distributed to shareholders of Banco de Chile on June 28, 2012 (except that (x) the Chilean Central Bank elected, as it did in the previous year, to require Banco de Chile to pay the pro rata portion of such stock dividend due to SAOS in cash, instead of in newly issued shares, and (y) the dividends allocated to SM-Chile were distributed directly to certain of the shareholders of SM-Chile, as required under its organizational documents, including LQIF and ILSL). The 2012 Stock Dividend increased the number of Banco de Chile Common Shares the Reporting Persons beneficially owned in the aggregate, as members of a group, from 51,577,634,551 to 52,228,799,924. The percentage of Banco de Chile Common Shares beneficially owned by the Reporting Persons, in the aggregate, as members of a group, increased slightly from 59.32% as of July 19, 2011 to 59.33% as of the date of this filing (based on 88,037,813,511 outstanding Banco de Chile Common Shares).

Item 5.  Interests in Securities of the Issuer.
         -------------------------------------

     Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

          (a)-(b) See pages 2-28 of this Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

          (c) Item 4 of this statement on Schedule 13D is incorporated herein by reference.

          (d)-(e). Not applicable.

Item 7.     Material to be Filed as Exhibits.
            --------------------------------

     Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

     The following are filed with this statement:

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

     Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

4. Agreement, dated December 20, 2000, among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
     (a) Spanish language version*
     (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
     (a) Spanish language version*
     (b) English translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
     (a) Spanish language version*
     (b) English translation*

10.  Share Purchase Agreement, dated March 27, 2001, between Empresas Penta
     S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
     (a) Spanish language version*
     (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
     (a) Spanish language version*
     (b) English translation*

16. Note Amendment, dated April 23, 2002, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
     (a) Spanish language version**
     (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")*

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F*

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F*

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F*

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F*

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and

     Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.*

______________________
* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed with SEC. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from
Exhibit 16:

          Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.

                                                                    SCHEDULE A-2
                                                                    ------------

Schedule A-2 of the Schedule 13D is hereby amended in its entirety as follows:

               DIRECTORS AND EXECUTIVE OFFICERS OF QUINENCO S.A.

Directors:
---------

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Hernan Buchi Buc
     Principal Occupation:        Director of various companies
     Business Address:            San Crescente 551
                                  Las Condes, Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Fernando Canas Berkowitz
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, 5th Floor, of. 501
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-2-1

7.   Name:                        Matko Koljatic Maroevic
     Principal Occupation:        Business Administrator
     Business Address:            Vicuna Mackenna 4860
                                  Escuela de Administracion PUC,
                                  Santiago, Chile
     Citizenship:                 Chilean

Executive  Officers:
-------------------

1.   Name:                        Francisco Perez Mackenna
     Title:                       Chief Executive Officer
     Citizenship:                 Chilean

2.   Name:                        Luis Fernando Antunez Bories
     Title:                       Chief Financial Officer
     Citizenship:                 Chilean

3.   Name:                        Felipe Joannon Vergara
     Title:                       Managing Director, Business Development
     Citizenship:                 Chilean

4.   Name:                        Martin Rodriguez Guiraldes
     Title:                       Managing Director, Strategy and Performance
                                  Appraisal
     Citizenship:                 Chilean

5.   Name:                        Manuel Jose Noguera Eyzaguirre
     Title:                       Chief Legal Counsel
     Citizenship:                 Chilean

                                     A-2-2

                                                                    SCHEDULE A-3
                                                                    ------------

Schedule A-3 of the Schedule 13D is hereby amended in its entirety as follows:

          MEMBERS OF THE FOUNDATION COUNCIL OF THE LUKSBURG FOUNDATION

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-3-1

                                                                    SCHEDULE A-4
                                                                    ------------

Schedule A-4 of the Schedule 13D is hereby amended in its entirety as follows:

                DIRECTORS OF LANZVILLE INVESTMENTS ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco, Director of
                                  various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-4-1

                                                                    SCHEDULE A-5
                                                                    ------------

Schedule A-5 of the Schedule 13D is hereby amended in its entirety as follows:

             DIRECTORS OF DOLBERG FINANCE CORPORATION ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors
                                  of Banco de Chile and Quinenco, Director
                                  of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-5-1

                                                                    SCHEDULE A-6
                                                                    ------------

Schedule A-6 of the Schedule 13D is hereby amended in its entirety as follows:

                       DIRECTORS OF GEOTECH ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors
                                  of Banco de Chile and Quinenco, Director
                                  of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Austrian

                                     A-6-1

                                                                    SCHEDULE A-7
                                                                    ------------

Schedule A-7 of the Schedule 13D is hereby amended in its entirety as follows:

                         DIRECTORS OF ANDSBERG LIMITED

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Ramon Jara Araya
     Principal Occupation:        Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-7-1

                                                                    SCHEDULE A-8
                                                                    ------------

Schedule A-8 of the Schedule 13D is hereby amended in its entirety as follows:

                   DIRECTORS OF ANDSBERG INVERSIONES LIMITED

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Menendez Duque
     Principal Occupation:        Director of various companies
     Business Address:            Agustinas 972, Suite 701
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Ramon Jara Araya
     Principal Occupation:        Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-8-1

                                                                    SCHEDULE A-9
                                                                    ------------

Schedule A-9 of the Schedule 13D is hereby amended in its entirety as follows:

              AUTHORIZED SIGNATORIES OF ANDSBERG INVERSIONES LTDA.

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of
                                  Directors of Banco de Chile and
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-9-1

                                                                   SCHEDULE A-10
                                                                   -------------

Schedule A-10 of the Schedule 13D is hereby amended in its entirety as follows:

              DIRECTORS OF RUANA COPPER CORPORATION ESTABLISHMENT

1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Karl Josef Hier
     Principal Occupation:        Lawyer, Marxer & Partner
     Business Address:            Heiligkreuz 6
                                  Vaduz, Liechtenstein
     Citizenship:                 Liechtenstein

                                     A-10-1

                                                                   SCHEDULE A-11
                                                                   -------------

Schedule A-11 of the Schedule 13D is hereby amended in its entirety as follows:

   DIRECTORS AND GENERAL MANAGER OF INMOBILIARIA E INVERSIONES RIO CLARO S.A.

Directors:
----------

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Nicolas Luksic Puga
     Principal Occupation:        Chief Executive Officer, Ionix S.A.
     Business Address:            La Concepcion 165 of. 105
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Manuel Jose Noguera Eyazguirre
     Principal Occupation:        Chief Legal Counsel of Quinenco
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Manuel Jose Montes Cousino
     Principal Occupation:        Independent Lawyer
     Business Address:            Apoquindo 3001, 6th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

Management:
-----------

1.   Name:                        Fernando de Solminihac Tampier
     Principal Occupation:        Chief Executive Officer
     Business Address:            Enrique Foster Sur 20, 21st Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-11-1

                                                                   SCHEDULE A-12
                                                                   -------------

Schedule A-12 of the Schedule 13D is hereby amended in its entirety as follows:

        DIRECTORS AND GENERAL MANAGER OF INVERSIONES CONSOLIDADAS S. A.

Directors:
----------

1.   Name:                        Andronico Luksic Lederer
     Principal Occupation:        Economist, Sales Manager, Antofagasta
                                  Minerals
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Gonzalo Molina Ariztia
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia.
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Maximiliano Luksic Lederer
     Principal Occupation:        Student
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Davor Luksic Lederer
     Principal Occupation:        Economist
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General  Manager:
-----------------

1.   Name:                        Rodrigo Terre Fontbona
     Principal Occupation:        Business Administrator for Mr. Andronico
                                  Luksic Craig
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-12-2

                                                                   SCHEDULE A-13
                                                                   -------------

Schedule A-13 of the Schedule 13D is hereby amended in its entirety as follows:

            DIRECTORS AND GENERAL MANAGER OF INVERSIONES SALTA S. A.

Directors:
----------

1.   Name:                        Gonzalo Molina Ariztia
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia.
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Andronico Luksic Lederer
     Principal Occupation:        Sales Manager, Antofagasta Minerals
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jose Miguel Infante Lira
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Gonzalo Valenzuela Silva
     Principal Occupation:        Lawyer, Infante, Valenzuela, Molina & Cia
     Business Address:            Miraflores 130, 23rd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General Manager:
----------------

1.   Name:                        Rodrigo Terre Fontbona
     Principal Occupation:        Business Administrator for Mr. Andronico
                                  Luksic Craig
     Business Address:            Enrique Foster Sur 20, 18th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-13-2

                                                                   SCHEDULE A-14
                                                                   -------------

Schedule A-14 of the Schedule 13D is hereby amended in its entirety as follows:

    DIRECTORS AND GENERAL MANAGER OF COMPANIA DE INVERSIONES ADRIATICO S.A.

Directors:
----------
1.   Name:                        Andronico Luksic Craig
     Principal Occupation:        Vice Chairman of the Board of Directors of
                                  Banco de Chile and Quinenco, Director of
                                  various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Maria Paola Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Marie Gabrielle Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Iris Fontbona Gonzalez
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-14-1

7.   Name:                        Jose Hipolito Zanartu Rosselot
     Principal Occupation:        Lawyer
     Business Address:            Apoquindo 4001, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General Manager:
----------------

1.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-14-2

                                                                   SCHEDULE A-15
                                                                   -------------

Schedule A-15 of the Schedule 13D is hereby amended in its entirety as follows:

             AUTHORIZED SIGNATORIES OF INVERSIONES RIO CLARO LTDA.

1.   Name:                        Guillermo Luksic Craig
     Principal Occupation:        Chairman of the Board of Directors of
                                  Quinenco, Director of various companies
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Nicolas Luksic Puga
     Principal Occupation:        Chief Executive Officer, Ionix S.A.
     Business Address:            La Concepcion 165, of. 105
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Manuel Jose Noguera Eyzaguirre
     Principal Occupation:        Chief Legal Counsel of Quinenco
     Business Address:            Enrique Foster Sur 20, 16th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

4.   Name:                        Alessandro Bizzarri Carvallo
     Principal Occupation:        Independent Lawyer
     Business Address:            El Golf 40, 11th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

5.   Name:                        Gustavo Delgado Opazo
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Enrique Foster Sur 20, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

6.   Name:                        Fernando de Solminihac Tampier
     Principal Occupation:        Chief Executive Officer
     Business Address:            Enrique Foster Sur 20, 21st Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-15-1

                                                                   SCHEDULE A-16
                                                                   -------------

Schedule A-16 of the Schedule 13D is hereby amended in its entirety as follows:

            DIRECTORS AND GENERAL MANAGER OF INVERSIONES ORENGO S.A.

Directors:
----------

1.   Name:                        Jean-Paul Luksic Fontbona
     Principal Occupation:        Director of Quinenco,
                                  Director of various companies
     Business Address:            Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

2.   Name:                        Maria Paola Luksic Fontbona
     Principal Occupation:        Entrepreneur
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

3.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

General Manager:
----------------

1.   Name:                        Lukas Yaksic Rojas
     Principal Occupation:        Business Administrator for the Quinenco
                                  Group
     Business Address:            Apoquindo 4001, 14th Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                     A-16-1

                                                                   SCHEDULE A-17
                                                                   -------------

Schedule A-17 of the Schedule 13D is hereby amended in its entirety as follows:

                     AGENT OF RUANA COPPER AG AGENCIA CHILE

1.   Name:                        Jean-Paul Luksic Fontbona
     Principal  Occupation:       Director of Quinenco,
                                  Director of various companies
     Business  Address:           Apoquindo 4001, 22nd Floor
                                  Santiago, Chile
     Citizenship:                 Chilean

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  September 28, 2012

                                  LQ INVERSIONES FINANCIERAS S.A.

                                  By: /s/ Rodrigo Manubens Moltedo
                                      ----------------------------
                                  Name:  Rodrigo Manubens Moltedo
                                  Title:  Chief Executive Officer

                                  QUINENCO S.A.

                                  By: /s/ Francisco Perez Mackenna
                                      ----------------------------
                                  Name: Francisco Perez Mackenna
                                  Title:  Chief Executive Officer

                                  LUKSBURG FOUNDATION
                                  DOLBERG FINANCE CORPORATION ESTABLISHMENT
                                  LANZVILLE INVESTMENT ESTABLISHMENT
                                  RUANA COPPER CORPORATION ESTABLISHMENT
                                  COMPA- A DE INVERSIONES ADRI TICO S.A.
                                  GEOTECH ESTABLISHMENT
                                  ANDSBERG INVERSIONES LTDA.
                                  INVERSIONES ORENGO S.A.

                                  By: /s/ Guillermo Luksic Craig
                                      --------------------------
                                  Name: Guillermo Luksic Craig

                                  By: /s/ Jean-Paul Luksic Fontbona
                                      -----------------------------
                                  Name: Jean-Paul Luksic Fontbona

                                  ANDSBERG LTD.
                                  ANDSBERG INVERSIONES LTD.
                                  RUANA COPPER A.G. AGENCIA CHILE

                                  By: /s/ Jean-Paul Luksic Fontbona
                                      -----------------------------
                                  Name: Jean-Paul Luksic Fontbona

                                  GUILLERMO LUKSIC CRAIG
                                  NICOLAS LUKSIC PUGA
                                  ANTONIA LUKSIC PUGA
                                  INMOBILIARIA E INVERSIONES RIO CLARO S.A.
                                  INVERSIONES RIO CLARO LTDA.

                                  By: /s/Fernando de Solminihac Tampier
                                      ---------------------------------
                                  Name: Fernando de Solminihac Tampier
                                  Title:  Attorney-in-fact

                                  ANDRONICO LUKSIC CRAIG
                                  PATRICIA LEDERER TCHERNIAK
                                  INVERSIONES CONSOLIDADAS S.A.
                                  INVERSIONES SALTA S.A.
                                  FERNANDA LUKSIC LEDERER
                                  ANDRONICO LUKSIC LEDERER
                                  DAVOR LUKSIC LEDERER
                                  MAX LUKSIC LEDERER
                                  DAX LUKSIC LEDERER

                                  By: /s/Rodrigo Terre Fontbona
                                      -------------------------
                                  Name: Rodrigo Terre Fontbona
                                  Title:  Attorney-in-fact

                                 EXHIBIT INDEX
                                 -------------

Exhibit   Description
-------   -----------

1. Joint Filing Agreements from each of Luksburg Foundation, Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment, Compania de Inversiones Adriatico S.A., Guillermo Luksic Craig, Nicolas Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Andronico Luksic Craig, Patricia Lederer Tcherniak, Inversiones Consolidadas S.A., Inversiones Salta S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer and Dax Luksic Lederer; and

          Powers of Attorney from each of Lanzville Investments Establishment, Dolberg Finance Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inversiones Ltd., Andsberg Inversiones Ltda., Ruana Copper Corporation Establishment and Compania de Inversiones Adriatico S.A.*

2. Merger Agreement between Banco de Chile and Banco de Chile and Banco de A. Edwards, dated as of October 3, 2001 (together with an English translation thereof)*

3. Agreement, dated December 20, 2000, among Agricola El Penon S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

4.        Agreement, dated December 20, 2000, among Inversiones Ranquil S.A.,
          LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

5. Agreement, dated December 20, 2000, among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

6. Agreement, dated December 20, 2000, among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

7. Agreement, dated December 20, 2000, among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile
          (a) Spanish language version*
          (b) English translation*

8. Loan Agreement, dated December 26, 2001, between LQ Inversiones Financieras S.A. and BBVA Banco BHIF
          (a) Spanish language version*
          (b) English translation*

9. Loan, Pledge of Shares and Guaranty Agreement with Joint and Several Liability Co-Debt Agreement, dated December 15, 2000, between LQ Inversiones Financieras S.A. and Banco Santiago
          (a) Spanish language version*
          (b) English translation*

10. Share Purchase Agreement, dated March 27, 2001, between Empresas Penta S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

11. Share Purchase Agreement, dated March 27, 2001, between Sociedad de Inversiones y Rentas Megeve Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

12. Share Purchase Agreement, dated March 27, 2001, between Sociedad Comercial y Editorial Santiago Limitada and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

13. Share Purchase Agreement, dated March 27, 2001, between Consorcio Financiero S.A. and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

14. Share Purchase Agreement, dated March 27, 2001, between Inversiones Las Arenas Sociedad Anonima and other seller/lenders and LQ Inversiones Financieras S.A. and other buyer/borrowers
          (a) Spanish language version*
          (b) English translation*

15. Pledge Agreement, dated January 9, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch
          (a) Spanish language version*
          (b) English translation*

16.       Note Amendment, dated April 23, 2002, among Agricola El Penon S.A.,
          LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile
          (a) Spanish language version**
          (b) English summary***

17. First Amendment and Waiver to Senior Secured Credit Agreement, dated May 22, 2002, between LQ Inversiones Financieras S.A. and Deutsche Bank AG Cayman Islands Branch*

18. English language translation of Master Joint Venture Agreement by and among Citigroup, COIC and Quinenco, dated July 19, 2007, incorporated by reference to Exhibit 3.1 to Banco de Chile's 2007 Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 27, 2008 (the "2007 20-F")*

19. English language translation of Merger Agreement by and between Banco de Chile and Citibank Chile, dated December 26, 2007, incorporated by reference to Exhibit 4.1 to the 2007 20-F*

20. English language translation of Shareholders Agreement by and among Quinenco, Citigroup Chile S.A. and certain of Quinenco's subsidiaries, dated December 27, 2007, incorporated by reference to Exhibit 3.2 to the 2007 20-F*

21. English language translation of Global Connectivity Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.3 to the 2007 20-F*

22. English language translation of Cooperation Agreement by and between Citigroup and Banco de Chile, dated December 27, 2007, incorporated by reference to Exhibit 4.2 to the 2007 20-F*

23. Joint Filing Agreements from each of Fernanda Luksic Lederer, Antonia Luksic Puga, Inversiones Rio Claro Ltda., Inversiones Orengo S.A., and Ruana Copper AG Agencia Chile; and Powers of Attorney from each of Andsberg Ltd., Andsberg Inversiones Ltd., Guillermo Luksic Craig, Nicolas Luksic Puga, Antonia Luksic Puga, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Rio Claro Ltda., Fernanda Luksic Lederer, Inversiones Orengo S.A.*

-----------------------

* Exhibit previously filed

** Pursuant to Rule 12b-31 under the Exchange Act, only one of the five Note Amendments referenced in the second paragraph of Item 6 herein, each dated April 23, 2002, has been previously filed. The schedule below sets forth the material details (consisting only of the names of the parties to such Note Amendments) in which the four documents which are not filed hereto differ from Exhibit 16:

          Note Amendment among Inversiones Ranquil S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among Inmobiliaria e Inversiones Hidroindustriales S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among VTR S.A., LQ Inversiones Financieras S.A., Quinenco S.A. and Banco del Estado de Chile

          Note Amendment among Inversiones y Bosques S.A., Quinenco S.A., LQ Inversiones Financieras S.A., Inversiones Rio Grande S.A. and Banco del Estado de Chile

*** Pursuant to Rule 12b-12(d) under the Exchange Act, an English summary has previously been provided.